Exhibit 99.(p)

APPENDIX C

CODE OF ETHICS FOR

PRINCIPAL EXECUTIVE OFFICER

AND

PRINCIPAL FINANCIAL OFFICER

I.                                        Covered Officers/Purpose of the Code

The Reserve Funds’ has adopted this code of ethics (the “Code”) for the investment companies within the Reserve funds complex (collectively, the “Funds” and each a “Fund”). The Code applies to the Principal Executive Officer and Principal Financial Officer and Treasurer of the Funds (the “Covered Officers” each set out in Exhibit A) for the purpose of promoting:

i.                                         honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

ii.                                     full fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

iii.                                 compliance with applicable laws and governmental rules and regulations; the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

iv.                                  accountability for adherence to the Code.

II.                                   Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Each Covered Officer should abide by a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as perceived conflicts of interest. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interest of, or his service to, the Funds. A conflict of interest may arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Funds.

Certain conflicts of interest arise out of the relationship between Covered Officers and the Funds and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended, (“ICA”) and the Investment Advisers Act of 1940, as amended, (“Advisers Act”). The Funds’ and the investment adviser’s compliance programs and procedures are designed to prevent or identify and correct violations of these provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Funds and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Funds or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the ICA and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Trustees of each of the Funds (“Boards”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the ICA and the Advisers Act. The following provides examples of conflicts of interest, but is not an exhaustive list.

A Covered Officer must not:

i.                                         use his personal influence or personal relationship improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds; and

ii.                                      cause the Funds to take action or fail to take action for the individual personal benefit of the Covered Officer rather than the benefit of the Fund.

There are some conflicts of interest situations that may be discussed with the General Counsel if material. Examples of these include:

i.                                         service as a director on the board of any public or private company;

ii.                                      receipt of any gift in excess of $100;

iii.                                   receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

iv.                                  any ownership interest in or any consulting or employment relationship with, any of the Funds’ service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person;

v.                                     a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.                               Disclosure and Compliance

i.                                         Each Covered Officer should be familiar with the disclosure requirements generally applicable to the Funds;

ii.                                     Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Funds’ trustees and auditors, and to governmental regulators and self-regulatory organizations;

iii.                                  Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

iv.                                  It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.                              Reporting and Accountability

Each Covered Officer must:

i.                                         upon adoption of this Code (or upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read and understands this Code;

ii.                                     annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

iii.                                  not retaliate against any other Covered Officer or any employee of the Funds or adviser for reports of potential violations that are made in good faith; and

iv.                                  notify the General Counsel promptly of any violation of this Code. Failure to do so is itself, a violation of this Code.

The General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Covered Officers will be considered by the Board.

The Funds will follow these procedures in investigating and enforcing this Code:

i.                                         the General Counsel will take all appropriate action to investigate any potential violations reported;

ii.                                      if, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

iii.                                   any matter that the General Counsel believes is a violation shall be reported to the Board;

iv.                                  if the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of and appropriate modifications to applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

v.                                     the Board will be responsible for granting waivers, as appropriate; and

vi.                                  any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.                                  Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter or other service provider govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment adviser’s codes of ethics under Rule 17j-1 of the ICA are separate requirements applying to the Covered Officers and others and are not part of this Code.

VI.                              Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.                          Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board.

VIII.                     Internal Use

This Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance or legal conclusion.

Approved: March 6, 2008

Exhibit A

Persons Covered by this Code of Ethics:

1.               Bruce R. Bent (Treasurer)

2.               Arthur T. Bent III (Co-Chief Executive Officer)

3.               Bruce R. Bent II (Co-Chief Executive Officer)